Exhibit 1A-12

LEGAL OPINION

(please see attached)

111 South Main Street, Suite 600 Salt Lake City, UT 84111 801.401.8625 Phone 801.401.8691 Direct btengberg@buchalter.com

October 14, 2022

Slingshot USA, LLC

1209 Orange Street

Wilmington, Delaware 19801

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Slingshot USA, LLC, a Delaware limited liability company (the “Company”) in connection with its filing of an offering statement on Form 1-A (the “Offering Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale on a continuous basis by the Company (the “Offering”) of up to 30,000,000 Preferred Units (as defined in the Company’s Operating Agreement, dated as of November 8, 2021 (the “Operating Agreement”)) of the Company (the “Units”) pursuant to Regulation A of the Securities Act, as set forth in the Offering Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Form 1-A in connection with the Offering Statement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.	the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on September 14, 2021;

2.	the Operating Agreement;

3.	resolutions of the Board of Managers of the Company, with respect to the Offering; and

4.	form of Subscription Agreement to be entered into by and between the Company and each of the purchasers of the Units (the “Subscription Agreement”).

For purposes of this opinion, we have made assumptions that are customary in opinion letters of this kind, including (i) the authenticity of original documents and the genuineness of all signatures; (ii) the accuracy and completeness of all documents submitted to us; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the legal capacity of all natural persons; (v) that the Offering Statement and any amendments thereto (including post-effective amendments) will have become qualified under the Securities Act; and (vi) that the Company will receive the required consideration for the issuance of such Units at or prior to the issuance thereof. As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public documents and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Our opinion herein is expressed solely with respect to the Delaware Limited Liability Company Act (the “Delaware Act”). We express no opinion to whether the laws of any jurisdiction are applicable to the subject matter hereof. Our opinions as to the Delaware Act are based solely on a review of the official statutes of the State of Delaware. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance, or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that:

1. The Units have been duly authorized by the Company; and

2. When the Offering Statement is qualified under the Securities Act and when the Units are issued and sold in accordance with the terms set forth in the Operating Agreement and the applicable Subscription Agreement and the Company has received payment therefor in the manner contemplated in the Offering Statement, the Units will be valid, binding obligations of the Company in accordance with the terms therein.

This opinion is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. This opinion is based on facts and law existing as of the first date written above and is rendered as of such date. We assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of qualification of the Offering Statement, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to our attention, whether or not such occurrence would affect or modify the opinion expressed herein. We further assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur following the date hereof.

We consent to the filing of this opinion as an exhibit to the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

BUCHALTER A Professional Corporation